Exhibit 4.12

execution version

resizing AMENDMENT to CO-LENDER AGREEMENT

(PArK PlaCE loan)

This Resizing Amendment, dated as of March 31, 2016 (this “Resizing Amendment”), is made and executed pursuant to Section 32 of the Co-Lender Agreement, dated as of February 1, 2016 (the “Co-lender Agreement”), between Citigroup Global Markets Realty Corp. (“CGMRC”), as initial owner of Note A-1, and CGMRC, as initial owner of Note A-2.

Capitalized terms used in this Resizing Amendment and not otherwise defined herein shall have the meanings given to such terms in the Co-lender Agreement.

Section 1.     Notification of Resizing. CGMRC hereby notifies KeyBank National Association, in its capacity as Master Servicer under the Lead Securitization Servicing Agreement (i.e. the Pooling and Servicing Agreement dated as of February 1, 2016 and relating to the issuance of the Citigroup Commercial Mortgage Trust 2016-GC36, Commercial Mortgage Pass-Through Certificates, Series 2016-GC36), that, as of March 21, 2016, in accordance with, and pursuant to, Section 32 of the Co-Lender Agreement, Note A-2 in the original principal amount of $43,000,000 (“Original Note A-2”) has been split and severed into two (2) pari passu promissory notes (the “Resizing”), represented by (i) that certain Replacement Promissory Note A-2-1 in the principal amount of $20,000,000 (“Note A-2-1”), and (ii) that certain Replacement Promissory Note A-2-2 in the principal amount of $23,000,000 (“Note A-2-2”), which replacement promissory notes constitute New Notes under the Co-Lender Agreement.

Section 2.     Satisfaction of Resizing Conditions. CGMRC hereby certifies that the conditions set forth in clauses (i) through (iv) of Section 32 of the Co-Lender Agreement have been satisfied with respect to the New Notes.

Section 3.     Amendment of Co-Lender Agreement. The Co-Lender Agreement is hereby amended as follows in connection with the Resizing:

(i)            The definition of “Note A-2”, in the Co-Lender Agreement, shall hereafter refer to each of Note A-2-1 and Note A-2-2. Any other defined terms in the Co-Lender Agreement that relate to Note A-2 shall be construed in a manner correlative with the foregoing.

(ii)           Any and all provisions in the Co-Lender Agreement that set forth the rights and obligations of Note A-2 and the holder(s) thereof shall be construed to apply to each of Note A-2-1 and Note A-2-2 and their respective holders (the “Note A-2-1 Holder” and the “Note A-2-2 Holder”, respectively), severally and not collectively.

(iii)          Any payments, collections, costs, expenses, liabilities or other amounts allocable to the Notes and the Note Holders pursuant to the Co-Lender Agreement shall be allocable to Note A-2-1 and Note A-2-2 and their respective Note Holders on a pari passu and pro rata basis with the other Notes subject to the Co-Lender Agreement.

(iv)         Clause (b) of the definition of “Controlling Note Holder” is revised to read as follows:

(b)	(i) the Note A-2-1 Holder, if and for so long as (i) the owner(s) of more than 50% of Note A-1 is the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower and (ii) no more than 50% of Note A-2-1 is owned by the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower; and

(ii)        the Note A-2-2 Holder, if and for so long as (i) the owner(s) of more than 50% of each of Note A-1 and Note A-2-1 is the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower and (ii) no more than 50% of Note A-2-2 is owned by the Mortgage Loan Borrower or an Affiliate of the Mortgage Loan Borrower.

(v)          The Mortgage Loan Schedule attached to the Co-Lender Agreement as Exhibit A is hereby deleted in its entirety and replaced with the schedule attached as Exhibit A hereto to reflect the creation of the New Notes.

Section 4.     Effectiveness of Resizing Amendment. This Resizing Amendment shall become effective upon its having been duly executed by KeyBank National Association, as Master Servicer under the Lead Securitization Servicing Agreement on behalf of the Note Holders and acknowledged and accepted by CGMRC with respect to Sections 1 and 2 hereof.

Section 5.     Governing Law. This Resizing Amendment and any claim, controversy or dispute arising under or related to this Resizing Amendment, the relationship of the parties to this Resizing Amendment, and/or the interpretation and enforcement of the rights and obligations of the parties to this Resizing Amendment shall be governed by and construed in accordance with the internal laws and decisions of the state of New York, without regard to the choice of law rules thereof (other than section 5-1401 of the New York general obligations law).

Section 6.     Counterparts. This Resizing Amendment may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Resizing Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Resizing Amendment.

Section 7.     Captions. The titles and headings of the paragraphs of this Resizing Amendment have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Resizing Amendment.

Section 8.     Severability. Wherever possible, each provision of this Resizing Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Resizing Amendment shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Resizing Amendment.

Section 9.     Continuation of Co-Lender Agreement. Except as amended hereby, the Co-Lender Agreement shall continue to remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Resizing Amendment to be duly executed as of the day and year first above written.

KeyBank National Association, in its capacity as Master Servicer under the Lead Securitization Servicing Agreement, on behalf of the Note A-1 Holder and the Note A-2 Holder

By:	/s/ Bryan Nitcher
Name: Bryan Nitcher Title: Senior Vice President

Resizing Amendment to Co-Lender Agreement (Park Place)

ACKNOWLEDGED AND AGREED:

CITIGROUP GLOBAL MARKETS REALTY CORP., as Initial Note A-2 Holder for purposes of Sections 1 and 2 hereof

By:	/s/ Richard W. Simpson
Name: Richard W. Simpson
Title: Authorized Signatory

Resizing Amendment to Co-Lender Agreement (Park Place)

EXHIBIT A

MORTGAGE LOAN SCHEDULE

Description of Mortgage Loan

Mortgage Loan Borrower:	CAZ 1 DE LLC
Date of Mortgage Loan:	December 15, 2015
Date of Original Promissory Note:	December 15, 2015
Date of Note A-1:	January 21, 2016
Date of Note A-2-1 and Note A-2-2:	March 21, 2016
Original Principal Amount of Mortgage Loan:	$93,000,000.00
Initial Note A-1 Principal Balance:	$50,000,000.00
Initial Note A-2-1 Principal Balance:	$20,000,000.00
Initial Note A-2-2 Principal Balance:	$23,000,000.00
Location of Mortgaged Property:	Chandler, Arizona
Initial Maturity Date:	January 6, 2026

Resizing Amendment to Co-Lender Agreement (Park Place)